Exhibit 99.2

QRS Receives Additional Unsolicited Proposal

RICHMOND, Calif. – July 26, 2004 – QRS Corporation (Nasdaq: QRSI) announced today that its board of directors has received a third unsolicited non-binding proposal from a privately held company and its majority investor to acquire all the outstanding shares of QRS common stock in exchange for $6.25 in cash per share, subject to satisfactory completion of due diligence and execution of definitive documentation. Information regarding this unsolicited acquisition proposal, as well as two other previously announced unsolicited acquisition proposals, is contained in the registration statement on Form S-4 referred to below.

QRS’ board of directors has reviewed the proposal and determined that engaging in discussions with the potential acquirer was in compliance with the terms of the Agreement and Plan of Merger, dated as of June 17, 2004, by and among JDA Software Group, Inc., CVP2 Corp. and QRS, otherwise known as the JDA merger agreement. QRS has begun discussions with the potential acquirer.

Liz Fetter, President and Chief Executive Officer of QRS, stated that QRS’ board of directors has not withdrawn, modified or changed its recommendation of the merger with JDA, and QRS intends to fully comply with the terms of the JDA merger agreement and proceed to close the JDA merger, subject to QRS’ right to terminate the JDA merger agreement contained therein. In connection with the JDA merger, JDA Software Group, Inc. has filed a registration statement on Form S-4, which includes a prospectus of JDA and a joint proxy statement for each of JDA’s and QRS’ special stockholder meetings, with the Securities and Exchange Commission.

The board of directors of QRS, with the assistance of its legal and financial advisors, will continue to discuss and evaluate the acquisition proposals it has received in accordance with the board’s fiduciary duties and the terms of the JDA merger agreement. At this time, QRS’ board of directors cannot predict whether any of the unsolicited acquisition proposals it has received will develop into a firm offer for the acquisition of QRS, whether any firm offer will be considered to be superior to the JDA merger, or whether, if it accepted any firm offer, a resulting transaction would be completed.

About QRS

QRS (Nasdaq: QRSI) is a technology company that serves the global retail trading community. We offer collaborative commerce solutions that drive a new standard for global brand execution. At QRS, we manage the flow of critical commerce information and leverage our retail technology expertise to address fundamental industry challenges such as global data synchronization, mandate compliance, transaction management and global trade management. QRS solutions help approximately 9,800* customers expand into new markets and channels, improve operational efficiency and differentiate their brand.

*Based on total, unique QRS corporate customers that purchased or licensed QRS products and services between July 1, 2003 and June 30, 2004.

# # #

“Safe Harbor” Statement under the U.S. Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained herein include statements about the consummation of the pending merger of JDA and QRS. Factors that could cause actual results to differ materially from those described herein include JDA’s and QRS’ ability to obtain stockholder and regulatory, approvals relating to the pending merger and JDA’s and QRS’ assumptions regarding the future financial and operating results of JDA and QRS. Additional information relating to the uncertainty affecting the businesses of JDA and QRS as well as certain risks associated with the pending merger between JDA and QRS are contained in QRS’ filings with the Securities and Exchange Commission (“SEC”), including QRS’ proxy statement contained in the registration statement on Form S-4 referred to elsewhere in this press release. QRS is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

In addition to the specific risks identified in the preceding paragraph, mergers involve a number of special risks, including diversion of management’s attention to the assimilation of the technology and personnel of acquired businesses, costs related to the merger, the integration of acquired products, technologies and employees into JDA’s business and product offerings, and the risk that the merger is not consummated. Achieving the anticipated benefits of the pending merger will depend, in part, upon whether the integration of the acquired products, technology, or employees is accomplished in an efficient and effective manner, and there can be no assurance that this will occur. The difficulties of such integration may be increased by the necessity of coordinating geographically disparate organizations, the complexity of the technologies being integrated, and the necessity of integrating personnel with disparate business backgrounds and combining different corporate cultures. The inability of management to successfully integrate the business of the two companies, and any related diversion of management’s attention, could have a material adverse effect on the combined company’s business, operating results and financial condition.

Caution Required by Certain SEC Rules:

In connection with the merger of JDA Software Group, Inc. (“JDA”) and QRS Corporation (“QRS”), JDA has filed a registration statement on Form S-4, which includes a prospectus of JDA and a joint proxy statement for each of JDA’s and QRS’ special stockholder meetings, with the SEC. Investors and security holders are advised to read the registration statement, prospectus and joint proxy statement because they contain important information about the proposed merger. Investors and security holders may obtain a free copy of the registration statement, prospectus and joint proxy statement and other documents filed by JDA and QRS with the SEC at the SEC’s website at http://www.sec.gov. Free copies of the registration statement, prospectus and joint proxy statement and other documents filed by QRS with the SEC may also be obtained from QRS by directing a request to QRS, Attention: Stacey Giamalis, Corporate Secretary, 510.215.5000.

QRS and its directors and its executive officers may be deemed, under SEC rules, to be soliciting proxies from QRS’ and JDA’s stockholders in favor of the proposed merger. Information regarding the identity of these persons, and their interests in the solicitation, is set forth in a Schedule 14A filed with the SEC, as well as the Form S-4, and available free of charge at the SEC website and public reference rooms, and from the QRS corporate secretary.

©2004 QRS Corporation. All Rights Reserved. QRS and the QRS logo are registered trademarks or trademarks of QRS Corporation in the United States and other countries. Trademarks of third parties are owned by their respective owners.

CONTACT:
Carolyn Bass	Katherine Post
Investor Relations	Media Relations
Market Street Partners	QRS Corporation
510.965.4470	510.965.4521
carolyn@marketstreetpartners.com	kpost@qrs.com